UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): February 15, 2017

The New Home Company Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36283	27-0560089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Enterprise, Suite 450 Aliso Viejo, California (Address of principal executive offices)	92656 (Zip Code)
(949) 382-7800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of and Consulting Agreement with Wayne Stelmar. Wayne Stelmar, age 62, has notified the Board of Directors of The New Home Company Inc. (the “Company”) of his retirement and resignation from his position as Chief Investment Officer, effective February 17, 2017 (the “Effective Date”).

In connection with his retirement, Mr. Stelmar and the Company entered into a consulting agreement (the “Consulting Agreement”) pursuant to which Mr. Stelmar will serve as a consultant to the Company for an initial one year term, commencing on the Effective Date. Under the Consulting Agreement, Mr. Stelmar will receive the following payments and benefits, subject to his timely execution and non-revocation of a general release of claims: (i) a monthly consulting fee of $16,800; (ii) continued vesting of each outstanding unvested Company equity award held by Mr. Stelmar as of the Effective Date (a “Pre-Consulting Equity Award”) in accordance with the terms and conditions of such award existing prior to Mr. Stelmar’s retirement (based on Mr. Stelmar’s continued provision of consulting services thereafter rather than continued employment); and (iii) up to 12 months’ Company-subsidized benefits coverage for Mr. Stelmar and his eligible dependents (“COBRA Coverage”). The Consulting Agreement also requires the continued compliance with the restrictive covenants in Mr. Stelmar’s employment agreement.

In the event that the Consulting Agreement and Mr. Stelmar’s consulting services are terminated by the Company without cause, Mr. Stelmar will receive the following, subject to his timely execution and non-revocation of a general release of claims: (i) a lump-sum payment of any remaining portion of Mr. Stelmar’s consulting fee (had he remained a consultant through the one-year consulting period); (ii) continued COBRA Coverage that would have been payable for the remainder of the one-year consulting period; and (iii) each Pre-Consulting Equity Award will accelerate and vest in full (to the extent then-unvested). In addition, if the Consulting Agreement and Mr. Stelmar’s consulting services are terminated by the Company at the end of the initial one-year term due to the Company’s decision not to renew the agreement, then each Pre-Consulting Equity Award will accelerate and vest in full (to the extent then-unvested).

Mr. Stelmar will continue to serve on the Company’s Board of Directors and Executive Committee.  In connection with his continuing board service as a non-employee board member, as of the date of his retirement, he will be compensated for such board service pursuant to and in accordance with the Company’s Non-Employee Director Compensation Program.  The Non-Employee Director Compensation Program is filed as Exhibit 10.12 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

Transition of Tom Redwitz to Chief Investment Officer. On February 16, 2017, the Company publicly announced the transition of Tom Redwitz, age 62, resigning his position as the Company’s Chief Operating Officer to serve as the Company’s Chief Investment Officer. Mr. Redwitz will assume the title and function of Chief Investment Officer effective as of March 13, 2017 (“Transition Date”). As disclosed above, Wayne Stelmar, the Company’s current Chief Investment Officer, is retiring, effective as of the Effective Date.
The GDR Group is an information technology services consulting firm that provides the Company with support for its IT Helpdesk, onsite support services, remote systems administration, network infrastructure design and implementation and network security services. In 2016, 2015 and 2014, the Company paid the GDR Group approximately $935,000, $974,000, and $775,000, respectively. Two of GDR Group’s principals, Ellen Dorse and Randy Redwitz, are the siblings of Thomas Redwitz. Mr. Redwitz receives no direct or indirect compensation from the GDR Group for the services it provides to the Company. We believe the terms of the services provided by the GDR Group are no less favorable to us than those that would be available to us in a comparable transaction in arms-length dealings with an unrelated third party. Other than the foregoing, which relationship was disclosed in our 2016 proxy statement, as amended, as of February 16, 2017, there are no additional (i) family relationships between Mr. Redwitz and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company or (ii) related party transactions with Mr. Redwitz requiring disclosure pursuant to Item 404 of Regulation S-K.
Appointment of Leonard Miller as Chief Operating Officer. On February 16, 2017, the Company publicly announced the appointment of Leonard Miller, age 53, to serve as the Company’s Chief Operating Officer, effective as of the Transition Date. As disclosed above, on the Transition Date, Tom Redwitz, the Company’s current Chief Operating Officer, will transition into the role of Chief Investment Officer. Most recently, Mr. Miller served as California Regional President of Richmond American Homes, a subsidiary of M.D.C. Holdings, Inc. (“MDC”) where he has been employed from April 2004

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to present. At MDC, under the Richmond American Homes name, Mr. Miller oversaw the day to day operations in Southern California and had regional oversight of the company’s Northern California Division. At various times over his thirteen year tenure at MDC, Mr. Miller had divisional or regional responsibility for the following markets: Southern California, Northern California, Las Vegas, Seattle and Denver. Prior to his tenure at MDC, from June 2000 to April 2004, Mr. Miller served as Vice President of Finance of Newland Communities, a national land developer, where he was responsible for all divisional financial operations. Mr. Miller brings significant and relevant public company homebuilding experience and expertise due to his extensive operational experience at a public company homebuilder, as well as local market knowledge.
On February 16, 2017, we entered into an employment agreement with Mr. Miller (the “Employment Agreement”) that has an initial term of three years beginning on the Transition Date. The Employment Agreement provides for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 180 days’ prior written notice of non-renewal. In addition, the Employment Agreement provides that if a change in control of the Company occurs after March 13, 2018, its term automatically will be extended to the second anniversary of the change in control (with one-year extensions continuing thereafter).
The Employment Agreement provides for, among other things:

•	an annual base salary of $400,000, subject to increases approved by the Board from time to time;

•
eligibility for annual cash performance bonuses based on the satisfaction of performance goals to be established by our compensation committee (for 2017, the annual bonus will be targeted at 100% of Mr. Miller’s 2017 base salary);

•
with respect to calendar year 2017, the grant of restricted stock units with a dollar-denominated value of $384,000 under our 2016 Incentive Award Plan, vesting in one-third installments on March 13 of each of 2018, 2019 and 2020, subject to Mr. Miller’s continued employment with the Company through the applicable vesting date; the award will be made pursuant to terms and conditions set forth in the Company’s previously-filed form restricted stock unit award agreement;

•	subject to the approval of our compensation committee, eligibility for equity-based compensation awards on the same terms and conditions as other senior executive officers; and

•	participation in any employee benefit plans and programs that are maintained from time to time for our other senior executive officers.
The Employment Agreement contains customary employee non-solicitation provisions that apply during the term of the agreement and for two years after a termination of employment. The Employment Agreement also contains standard confidentiality provisions that apply during the term of the agreement and after a termination of employment.
Upon a termination of Mr. Miller’s employment for cause, or if Mr. Miller resigns without good reason, he will be entitled to receive any earned but unpaid annual base salary, any earned but unpaid prior-year bonus, reimbursement of expenses incurred prior to the date of termination, accrued vacation and any other paid-time-off and any benefits that have been earned and accrued prior to the date of termination (referred to as the “Earned Benefits”).
If we terminate Mr. Miller’s employment without cause or if he terminates his employment for good reason or due to disability or death, he will be entitled to receive the Earned Benefits. In addition we will reimburse the employer-subsidized portion of the premium under our health and dental plans for up to 12 months. If we terminate Mr. Miller’s employment without cause or if he terminates his employment for good reason, he will also be entitled to receive a lump sum cash payment in an amount equal to the sum of (1) his annual base salary, plus (2) the highest annual bonus paid to Mr. Miller during the previous three calendar years (such highest bonus, the “Termination Bonus”). In the event Mr. Miller’s employment is terminated without cause or if he terminates for good reason on or within 24 months after a change in control (“CIC Termination”), he has the opportunity to receive the target annual cash incentive bonus for the year in which such CIC Termination occurred in the event such target bonus is greater than the Termination Bonus.
Severance payments and benefits will be payable only if Mr. Miller signs and does not revoke a waiver and release of any claims against us.
As of February 16, 2017, there are no (i) family relationships between Mr. Miller and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company or (ii) related party transactions with Mr. Miller requiring disclosure pursuant to Item 404 of Regulation S-K.

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2016 Bonuses
On February 15, 2017, the compensation committee of the Company’s board of directors (the “committee”) reviewed the results of its 2016 annual cash incentive compensation program (the “2016 bonus program”). Based on the Company’s achievement of 88% of the Company’s pre-established pre-tax income goal, under the 2016 bonus program each named executive officer earned 76% of his 2016 target bonus. This results in payments under the 2016 bonus program of $741,000 to H. Lawrence Webb, the Company’s Chief Executive Officer, and $256,880 to each of Messrs. Stelmar and Redwitz and John Stephens, the Company’s Chief Financial Officer.
The committee also decided to award to each of Messrs. Redwitz and Stephens an additional cash bonus equal to $13,120 based on their performance.
Employment Agreement Amendments
On February 16, 2017, the employment agreements for Messrs. Webb, Stephens and Redwitz were each amended to (i) clarify that the agreements do not intend to limit the executive’s ability to file charges or complaints with any governmental agencies or commissions, (ii) add a provision intended to conform to the change in control severance provision in Mr. Miller’s Employment Agreement, pursuant to which each of Messrs. Webb, Stephens and Redwitz has the opportunity to receive his target annual cash bonus for the year in which a CIC Termination occurs if such amount is greater than the highest annual bonus paid to such executive during the previous three calendar years, (iii) provide that if a change in control of the Company occurs the employment agreements’ term automatically will be extended to the second anniversary of the change in control (with one-year extensions continuing thereafter) and (iv) in the case of Mr. Redwitz, amend the terms related to his position and duties due to his transition to Chief Investment Officer.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

99.1    Press release dated February 16, 2017

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The New Home Company Inc.

Date: February 17, 2017	By:	/s/ John M. Stephens
John M. Stephens
Chief Financial Officer

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